Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ocean Power Technologies, Inc.:

We consent to the use of our report dated July 15, 2016, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30 2016, and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2016 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated July 15, 2016 contains an explanatory paragraph that states that the Company’s cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern, as discussed in Note 1(b) to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 7, 2016